EXHIBIT 23.2

MOORE STEPHENS

ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC  Canada   V6J 1G1

Telephone:  (604) 737-8117  Facsimile: (604) 714-5916

Website:   www.ellisfoster.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 15, 2005 and March 15, 2004 in the Registration Statement and the related Prospectus of HepaLife Technologies, Inc. for the registration of up to 10,711,598 shares of its common stock.

/s/ Moore Stephens Ellis Foster Ltd.

Vancouver, British Columbia, Canada

Chartered Accountants

November 2, 2005